FORM 10-Q

               RAYTECH CORPORATION AND SUBSIDIARIES

                             PART II

                            EXHIBIT 11

            SCHEDULE OF COMPUTATION OF NET INCOME PER SHARE
             (dollars in thousands, except per share data)


                                                 For the Thirteen Weeks Ended
                                                 March 30,          March 31
                                                   1997               1996


Net income as reported                         $    4,282           $    3,691

Primary

Common shares outstanding at
  beginning of year                             3,239,762            3,230,080
Weighted average of stock options
  exercised                                         7,066                  -
Weighted average of treasury
  stock acquired                                      -                    -
Common equivalent shares
  for assumed exercise of
  employee stock options                          275,627              142,494
Weighted average number of shares
  used in calculation of primary
  income per share                              3,522,455            3,372,574

Primary income per common share                     $1.22                $1.09






Fully Diluted

Common shares outstanding
  at beginning of year                          3,239,762            3,230,080
Weighted average of stock options
  exercised                                         7,066                  -
Weighted average of treasury
  stock acquired                                      -                    -
Common equivalent shares for
  assumed exercise of employee
  stock options                                   288,726              158,111
Weighted average number of shares
  used in calculation of fully
  diluted earnings per share                    3,535,554            3,388,191

Fully diluted earnings per share                    $1.21                $1.09